NOTICE OF FEE WAIVER AGREEMENT

 THIS FEE WAIVER AGREEMENT, which is effective as of May 1, 2026, confirms the agreement between the NYLIM VP Funds Trust, a Delaware statutory trust (the “Trust”), on behalf of its series listed on Schedule A (each a “Portfolio”), and New York Life Investment Management LLC, a Delaware limited liability company (the “Manager”) (the “Agreement”).

 WHEREAS, the Manager has entered into an Amended and Restated Management Agreement with the Trust (the “Management Agreement”), pursuant to which the Manager is compensated based on the average net assets of each Portfolio and such compensation is paid by each Portfolio (“Management Fees”);

 WHEREAS, the Manager believes that it is appropriate and in the best interests of the Manager, the Portfolio, and the Portfolio shareholders to reduce the Management Fees of the Portfolio; and

 WHEREAS, the Manager understands and intends that each Portfolio will rely on this Fee Waiver Agreement in preparing amendments to its registration statements on Form N-1A and in accruing the Portfolio’s expenses for purposes of calculating net asset value and for other purposes, and expressly permits the Portfolio to do so;

NOW, THEREFORE, the Trust and the Manager hereby agree as follows:

1. Fee Waiver by the Manager. The Manager agrees to contractually waive a portion of its Management Fees to the levels listed on Schedule A.

2. Duration and Termination. The Manager’s undertaking to waive fees shall continue for a one-year period effective as of the date first written above, and shall renew automatically for one-year terms. This Agreement may be terminated or materially amended only upon approval of the Board of Trustees of the Portfolio and the Portfolio’s shareholders.

3. Other Agreements. This Agreement supersedes any prior Notice of Fee Waiver or Fee Waiver Agreement related to the Management Agreement with respect to the Portfolios.

 IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date first written above.

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

By: /s/ Kirk C. Lehneis

Name: Kirk C. Lehneis

Title: Senior Managing Director

NYLIM VP FUNDS TRUST

By: /s/ Kirk C. Lehneis

Name: Kirk C. Lehneis

Title: President

SCHEDULE A

(As of May 1, 2026)

PORTFOLIO	MANAGEMENT FEE WAIVER
NYLIM VP Income Builder Portfolio	0.57% on assets up to $1 billion; and 0.55% on assets over $1 billion.
NYLIM VP MacKay High Yield Corporate Bond Portfolio	0.57% on assets up to $1 billion